CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors and Stockholders:

Ezagoo Limited

We consent to the inclusion in the foregoing Registration Statement on Form S-1 Amendment No. 1 of our report dated December 5, 2018, relating to our audit of the consolidated balance sheets of Ezagoo Limited as of December 31, 2017 and 2016, the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. Our report dated December 5, 2018, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

 /s/ TAAD, LLP

Diamond Bar, California

March 1, 2019